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                                                                      EXHIBIT 11

                              MEDAPHIS CORPORATION
            COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                     (in thousands, except per share data)

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                                                              THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                      SEPTEMBER 30,
       DESCRIPTION                                            1997           1996                1997          1996
-----------------------------                              ---------      ---------           ---------      ---------
                                                           (As Restated, See Note 6)          (As Restated, See Note 6)
PRIMARY AND FULLY
Weighted average shares outstanding
  during the period                                           72,942         71,665              72,542         71,123

Shares issuable upon assumed exercise
  of stock options, less amounts assumed
  repurchased under the treasury stock
  method                                                           -              -                   -              -
                                                           ---------      ---------           ---------      ---------
Total weighted average common stock
  and common stock equivalent outstanding
  during the period                                           72,942         71,665              72,542         71,123
                                                           =========      =========           =========      =========

Pro forma net income (loss) before extraordinary item      $ (81,209)     $ (34,384)          $ (85,533)     $ (33,891)
Extraordinary income on sale of HRI                                -              -              76,391              -
                                                           ---------      ---------           ---------      ---------
Pro forma net income (loss)                                $ (81,209)     $ (34,384)          $  (9,142)     $ (33,891)
                                                           =========      =========           =========      =========

Pro forma net income (loss) per common share:
Pro forma net income (loss) before extraordinary item      $   (1.11)     $   (0.47)          $   (1.18)     $   (0.48)
Extraordinary income on sale of HRI                                -              -                1.05              -
                                                           ---------      ---------           ---------      ---------
Pro forma net income (loss)                                $   (1.11)     $   (0.47)          $   (0.13)     $   (0.48)
                                                           =========      =========           =========      =========
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